Exhibit 10.4
PERFORMANCE SHARE AWARD AGREEMENT (TSR)

    This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of June 30, 2021 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and Carlos Alberini (the “Grantee”).

RECITALS

    WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of May 19, 2017) (the “Plan”).

    WHEREAS, the Compensation Committee of the Company’s Board (the “Committee”) has determined to grant performance-based restricted stock units (this “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company;

    NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, entered into January 27, 2019, as amended (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.
2.Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive a “target” of 129,451 shares of the Company’s common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units,” and such target number of Restricted Stock Units, the “Target Number of Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee. This Award, together with the other equity awards granted by the Company to the Grantee on or about the Date of Grant, is in complete satisfaction of the Grantee’s right to receive stock options or other equity-based awards from the Company with respect to the Company’s 2022 fiscal year.
3.Vesting.
A.     Subject to Section 3(B) below and except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest and become nonforfeitable on the last day of the Performance Period (as defined below) (the “Vesting Date”); provided that the Grantee has been continuously in Service with the Company from the Date of Grant through the Vesting Date. Except as specifically provided herein, Service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting. The number of Restricted Stock Units subject to this Award that vest will be equal to the Target Number of Restricted Stock Units multiplied by a “Vesting Percentage” determined based on the Company’s TSR Percentile (as defined below) for the Performance Period in accordance with the following table:

TSR Percentile for the Performance Period	Vesting Percentage
Below 25th TSR Percentile	0%
25th TSR Percentile	25%
50th TSR Percentile	100%
75th TSR Percentile and Above	150%

If the Company’s TSR Percentile for the Performance Period is between two points in the preceding table, the Vesting Percentage will be determined by linear interpolation between the Vesting Percentages for those two levels. In no event will the Vesting Percentage be greater than one hundred fifty percent (150%).
Not later than seventy four (74) days after the end of the Performance Period, the Committee will certify, by resolution or other appropriate action in writing, the Vesting Percentage that has been achieved and the number of Restricted Stock Units that vest pursuant to this Section 3(A) (or Sections 7 and 8, as applicable) based on the satisfaction of the performance criteria above. Such number of Restricted Stock Units that vest will be rounded to the nearest whole unit and are referred to herein as the “Vested Restricted Stock Units.” Restricted Stock Units that are not Vested Restricted Stock Units, after giving effect to the foregoing provisions and Section 3(B), as of the last day of the Performance Period shall immediately terminate and be cancelled. As used herein, the term “Service” means employment by the Company or a Subsidiary.
B.    Notwithstanding anything to the contrary in this Agreement, the number of Restricted Stock Units subject to this Award that become Vested Restricted Stock Units shall not exceed the number of Restricted Stock Units determined by dividing $11,500,000 by the Fair Market Value of a share of Common Stock on the applicable vesting date. In the event that such limit is exceeded, the number of Restricted Stock Units that would otherwise be Vested Restricted Stock Units pursuant to Section 3(A) shall be reduced to the extent necessary such that the actual number of Vested Restricted Stock Units does not exceed such limit.
C.    For purposes of this Award, the following definitions shall apply:
i.    “Performance Period” means the period of time beginning with the Date of Grant and ending with the last day of the Company’s fiscal year 2024.
ii.    “TSR Percentile” means the percentile ranking of the Company’s TSR among the TSRs for the Company Peer Group members for the Performance Period.
iii.    “TSR” means total shareholder return and shall be determined with respect to the Company and any other Company Peer Group member by dividing: (a) the sum of (1) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (2) all dividends and other distributions as to which the ex-dividend date occurs during the Performance Period (for purposes of clarity, without duplicating any dividends and other distributions as to which the ex-dividend date occurs during the period of twenty (20) consecutive trading days ending on the last trading day of the Performance Period that are taken into account in the determination of Ending Price) by (b) the Beginning Price. Any non-cash distributions shall be ascribed such dollar value as may be determined by or at the direction of the Committee. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.
iv.    “Beginning Price” means, with respect to the Company and any other Company Peer Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days beginning with the Date of Grant. For the purpose of determining Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.
v.    “Ending Price” means, with respect to the Company and any other Company Peer Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending on the last trading day of the Performance Period. For the purpose of determining Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.
vi.    “Company Peer Group” means the Company and each of the following companies:

Abercrombie & Fitch Co.	American Eagle Outfitters, Inc.
Capri Holdings	The Gap, Inc.
Chico’s FAS, Inc.	Levi Straus and Co.
The Children’s Place, Inc.	lululemon athletica inc.
Columbia Sportswear Company	PVH Corp.
Deckers Outdoor Corporation	Ralph Lauren Corporation
Express, Inc.	Tapestry, Inc.
Fossil Group, Inc.	Urban Outfitters, Inc.
The Company Peer Group shall be subject to adjustment by the Committee for changes that occur prior to the end of the Performance Period as follows: In the event of a merger or other business combination of a Company Peer Group member (including, without limitation, the acquisition of a Company Peer Group member, or all or substantially all of its assets, by a separate entity), such Company Peer Group member shall be excluded from the Company Peer Group; provided, however, that in the event of a merger or other business combination of two Company Peer Group members (including, without limitation, the acquisition of one Company Peer Group member, or all or substantially all of its assets, by another Company Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Company Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange as of the end of the Performance Period. In the event a member of the Company Peer Group files for bankruptcy or liquidates, such company shall continue to be treated as a Company Peer Group member; provided that such company’s Ending Price will be treated as $0 if the company is no longer listed or traded on a national securities exchange as of the end of the Performance Period. Other than as provided above, in the event that the common stock (or similar equity security) of a Company Peer Group member is otherwise not listed or traded on a national securities exchange at the end of the Performance Period, such entity shall be excluded from the Company Peer Group.
With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of this Award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Performance Period (or during the applicable 20-day period in determining Beginning Price or Ending Price, as the case may be). The Committee’s determination of whether such an adjustment is required (and the extent of any such adjustment) shall be final and binding.
4.Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock during the Performance Period and while any Restricted Stock Units subject to this Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to the outstanding Target Number of Restricted Stock Units;

provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate (including, without limitation, application of the applicable Vesting Percentage) and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.
5.Delivery of Shares. The Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to any Restricted Stock Units that vest pursuant to the terms hereof as soon as administratively practicable after (and in no event later than 74 days following) the corresponding date on which such Restricted Stock Units vest (whether on the Vesting Date or the applicable date of vesting pursuant to Section 7 or Section 8). Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5.
6.Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to this Award.
7.Effect of Certain Cessations of Service.
A.    If, at any time prior to the Vesting Date, the Grantee’s Service is terminated by the Company without “Cause” (as defined in the Employment Agreement/Offer Letter), by the Grantee for “Good Reason” (as defined in the Employment Agreement/Offer Letter), or upon expiration of the “Employment Term” (as defined in the Employment Agreement) then in effect by reason of the Company’s delivery of a non-renewal notice pursuant to Section 2 of the Employment Agreement if the Company did not have Cause to deliver such non-renewal notice (such termination of employment, a “Qualifying Termination”), and such a Qualifying Termination occurs outside the Change in Control Window described in Section 7(B) below, the Target Number of Restricted Stock Units shall be pro-rated by multiplying the Target Number of Restricted Stock Units by the “Equity Award Pro-Rata Fraction.” For purposes of this Award, the “Equity Award Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days the Grantee was employed by the Company between the first day of the Performance Period and the date of the termination of the Grantee’s employment, by (ii) the total number of days in the Performance Period. Such pro-rated number of Target Number of Restricted Stock Units shall remain outstanding and eligible to vest on the Vesting Date based on the Vesting Percentage determined under Section 3(A) as though the Grantee’s employment had not been terminated. If a Change in Control occurs after the date of the Qualifying Termination and before the Vesting Date, Section 8(A) shall apply to the Award, and the pro-rata vesting provision of this Section 7(A) shall be given effect in calculating the number of Restricted Stock Units that vest on the Change in Control. If a Change in Control occurs before the date of the Qualifying Termination and a Qualifying Termination occurs before the Vesting Date, the pro-rata vesting provision of this section

Section 7(A) shall be given effect after taking Section 8 into account, and any Restricted Stock Units that vest as a result shall vest as of the Qualifying Termination.
B.    If, at any time prior to the Vesting Date, the Grantee’s Service is terminated in a Qualifying Termination that occurs within twelve (12) months before, upon, or within two (2) years after a Change in Control (such period, the “Change in Control Window”), Section 8(C) below shall apply to the Award (and in such circumstances Section 7(A) shall not apply to the Award).
C.    If, at any time prior to the Vesting Date, the Grantee’s Service is terminated due to the Grantee’s death or “Disability” (as such term is defined in the Employment Agreement), the Target Number of Restricted Stock Units shall be pro-rated by multiplying the Target Number of Restricted Stock Units by the Equity Award Pro-Rata Fraction. Such pro-rated number of Target Number of Restricted Stock Units shall remain outstanding and eligible to vest on the Vesting Date based on the Vesting Percentage determined under Section 3(A) as though the Grantee’s employment had not been terminated. If a Change in Control occurs after the date of such a termination of Service and before the Vesting Date, Section 8(A) shall apply to the Award, and the pro-rata vesting provision of this Section 7(C) shall be given effect in calculating the number of Restricted Stock Units that vest on the Change in Control. If a Change in Control occurs before the date of such a termination of Service and such a termination of Service occurs before the Vesting Date, the pro-rata vesting provision of this Section 7(C) shall be given effect after taking Section 8 into account, and any Restricted Stock Units that vest as a result shall vest as of the date of such termination of Service.
D.    If the Grantee’s Service terminates for any other reason, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service. Sections 14(a) and 14(b) of the Plan shall not apply to this Award.
8.Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control:
A.    If a Change in Control occurs and this Award (to the extent outstanding) is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), this Award will vest as of the date of such Change in Control with respect to a number of Restricted Stock Units determined as follows:
i.    If the Change in Control occurs during the Company’s 2022 fiscal year, this Award shall be become vested as to the Target Number of Restricted Stock Units.
ii.    If the Change in Control occurs during the Company’s 2023 fiscal year or 2024 fiscal year, the number of Restricted Stock Units subject to this Award that vest in accordance with this Section 8(A)(ii) shall be determined determined as though the Performance Period ended as of the date of the Change in Control, and the Vesting Percentage under Section 3(A) shall be determined based on actual TSR performance for such shortened performance period.
    The foregoing provisions do not supersede Section 7(D) to the extent the Grantee’s Service to the Company terminates and such provision is triggered prior to a Change in Control.
B.    If this Award (to the extent then outstanding) is continued following a Change in Control or is assumed or converted into restricted stock units of any Successor Entity, the number of Restricted Stock Units subject to this Award shall be adjusted as provided in the next sentence, and such adjusted number of Restricted Stock Units shall remain eligible to vest on the Vesting Date in accordance with this Section 8(B). In such circumstances, the number of Restricted Stock Units subject to this Award shall be adjusted in connection with the Change in Control as follows:
i.    If the Change in Control occurs during the Company’s 2022 fiscal year, the number of Restricted Stock Units subject to this Award that shall remain eligible to vest in accordance with this Section 8(B) shall be equal to the Target Number of Restricted Stock Units.
ii.    If the Change in Control occurs during the Company’s 2023 fiscal year or 2024 fiscal year, the number of Restricted Stock Units subject to this Award that shall remain eligible to vest in accordance with this Section 8(B) shall be determined as though the Performance Period ended as of the date of the Change in Control, and the Vesting Percentage under Section 3(A) shall be determined based on actual TSR performance for such shortened performance period.
In such circumstances, the performance-based vesting conditions of Section 3(A) shall no longer apply to this Award (except as expressly provided above to the extent applicable in making the adjustment provided for in Section 8(B)(ii) above, if applicable), and the number of Restricted Stock Units subject to this Award (as so adjusted pursuant to Section 8(B)(i) or (ii) above, as applicable) shall remain eligible to vest on the original Vesting Date (without such date being modified due to the occurrence of the Change in Control), subject to the Grantee remaining continuously in Service with the Company following such Change in Control through the Vesting Date (subject to the accelerated vesting provisions set forth in Section 7(A) and 7(C) above).
C.    If the Grantee’s Service is terminated in a Qualifying Termination that occurs within the Change in Control Window, the Award shall vest (or shall be deemed to have vested) on the Change in Control (or, if later, the Qualifying Termination) as to one hundred percent (100%) of the number of Restricted Stock Units subject to the Award after applying Section 8(A) or Section 8(B), as applicable.
9.Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee’s right hereunder here to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
10.Taxes.
A.    Subject to the Company’s ability to comply with applicable laws, rules, and regulations, and unless the Grantee has provided in advance of the applicable withholding event sufficient cash to cover the applicable withholding obligations, upon any distribution of shares of Common Stock in respect of the Award, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (at the time of such withholding, based on the last closing price (in regular trading) of a share of the Company’s common stock on the New York Stock Exchange available at the time of such withholding) to satisfy any withholding obligations (including both income tax and the Grantee’s portion of employment tax withholding obligations) of the Company or its Subsidiaries with respect to such distribution of shares. In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Award, the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.
B.    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.
C.    If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee’s separation from service for any reason other than death, or (ii) the date of the Grantee’s death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee’s separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee’s death).

11.Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.
12.Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.
13.Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.
15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.
18.Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.
19.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.
20.Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.
21.Clawback Policy. This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of this Award or any shares of Common Stock or other cash or property received with respect to this Award (including any value received from a disposition of the shares acquired in respect of this Award).
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.
GUESS?, INC.,
a Delaware corporation

By: /s/ Jason T. Miller
Print Name: Jason T. Miller
Its: General Counsel and Secretary
GRANTEE
/s/ Carlos Alberini
Signature

Carlos Alberini
Print Name